Exhibit 99.1

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman
610-581-4800 or
610-525-2531 (evening)
J. Duncan Smith, CFO
610-526-2446 or
610-306-8489 (evening)

Bryn Mawr Bank Corporation Announces First Quarter 2005 Earnings of $2.8 million

BRYN MAWR, Pa. April 19, 2005- Bryn Mawr Bank Corporation, (NASDAQ): BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced first quarter 2005 net income of $2.802 million compared with last year’s first quarter of $3.020 million. Diluted earnings per share in the first quarter of 2005 were $0.32 compared with $0.34 in the same period last year. In the first quarter of 2004, the Bank sold mortgage servicing rights (“MSR’s”) that contributed $526 thousand to after tax income and increased diluted earnings per share $0.06. There were no sales of MSR’s in the first quarter of 2005. Net income and diluted earnings per share for the first quarter of 2004 excluding the after tax impact of the MSR’s sale would have been $2.494 million and $0.28 per share respectively. Excluding the impact of the MSR’s sale, 2005 first quarter net income increased $308 thousand or 12.3% and diluted earnings per share increased $0.04 or 14.3% over the same period last year. (See accompanying reconcilement of GAAP net income and diluted earnings per share to net income and diluted earnings per share that exclude the MSR’s sale).

According to Corporation Chairman Ted Peters, “Net interest income increased $999 thousand or 15.7% to $7.368 million in the first quarter of 2005 compared to the same quarter in 2004. This demonstrates the positive effect of the recent increases in short-term interest rates. The net interest margin for the first quarter of 2005 increased 32 basis points to 4.78% compared to 4.46% in the same period last year.”

Mr. Peters continued, “Total loans increased $31.2 million or 5.9% over the past 12 months and the Bank’s asset quality remains strong as non-performing loans as a percent of total loans was 0.25% at March 31, 2005. Loan growth was primarily in commercial mortgages and small business loans. In 2005, deposit growth is expected as a result of the introduction of the Free Checking program and the opening of the Bank’s newest branch in Exton, PA.”

Other income for the first quarter of 2005 was $4.414 million compared with $6.574 million in the same period last year. Other income was negatively impacted by the slow down in residential mortgage activity, especially in the refinance market. Residential mortgage originations declined 49.7% to $39.0 million in the first quarter of 2005 from $77.4 million in the first quarter of 2004, while residential mortgage loans sold declined 34.1% over the same time period. Fees for trust services for the first quarter of 2005 increased $56 thousand or 2.2% from the same period last year.

Total other expenses for the first quarter of 2005 decreased $737 thousand or 9.1% to $7.384 million when compared to the same period last year with $265 thousand of the decrease related to the sale of the MSR’s. The balance of the decrease was due primarily to an overall reduction in salary expenses. These declines were partially offset by increased occupancy expenses resulting from the opening of the Newtown Square, PA branch in 2004.

In other business, the Corporation’s Board of Directors approved a regular quarterly dividend of 10¢ per share, payable June 1, 2005, to shareholders of record as of April 29, 2005.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words believe, expect, anticipate, intend, plan, estimate or words of similar meaning. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond Bryn Mawr Bank Corporation’s control could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward-looking statements speak only as of the date they are made. Bryn Mawr Bank Corporation does not undertake to update forward-looking statements.

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Corporation’s Management uses these non-GAAP measures in its analysis of the Corporation’s performance. These non-GAAP measures consist of adjusting net income determined in accordance with GAAP to exclude the effects of the sale of MSR’s in the first quarter of 2004. Management believes that the presentation excluding the impact of the sale of MSR’s in the first quarter of 2005 provides useful supplementation information essential to the proper understanding of the operating results of the Corporation’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

The accompanying financial statements are an integral part of this press release.

# # # #

Reconcilation of Non-GAAP Information

Three Month Period Ended March 31, 2005

Net Income

			Change
	2005	2004	$	%
As reported	$2,802,000	$3,020,000	$(218,000)	(7.2)%
After tax effect of MSR’s sale[1]	—	(526,000)	526,000	—

Adjusted for sale	$2,802,000	$2,494,000	$308,000	12.3%

Diluted Earnings Per Share
			Change
	2005	2004	$	%
As reported	$0.32	$0.34	$(0.02)	(5.9)%
After tax effect of MSR’s sale[1]	—	(0.06)	0.06	—

Adjusted for sale	$0.32	$0.28	$0.04	14.3%

[1]	MSR’s gain was calculated as follows:

Revenues of $1,073,000, less direct expenses of $265,000 and allocated income taxes of $282,000, netting to $526,000.

Bryn Mawr Bank Corporation

Bryn Mawr, Pennsylvania

Consolidated Balance Sheets

	($000 omitted) (unaudited)		Change
March 31	2005	2004	$	%
Assets
Cash and due from banks	$31,536	$32,302	$(766)	-2%
Interest-bearing deposits with other banks	598	578	20	3%
Federal funds sold	7,041	23,400	(16,359)	-70%
Investment securities	35,156	28,337	6,819	24%
Loans held to maturity	558,534	521,879	36,655	7%
Loans held for sale, at fair market value	4,287	9,791	(5,504)	-56%

Loans	562,821	531,670	31,151	6%

Less: Allowance for loan loss	(7,125)	(6,852)	(273)	4%

Net loans	555,696	524,818	30,878	6%

Premises and equipment, net	14,442	14,074	368	3%
Accrued interest receivable	2,884	2,338	546	23%
Mortgage servicing rights	3,114	3,216	(102)	-3%
Other assets	13,084	13,731	(647)	-5%

Total Assets	$663,551	$642,794	$20,757	3%

Liabilities and shareholders’ equity

Demand deposits	$136,276	$150,936	$(14,660)	-10%
Savings and time deposits	446,908	411,548	35,360	9%

Total Deposits	583,184	562,484	20,700	4%

Other liabilities	8,457	12,298	(3,841)	-31%

Shareholders’ equity
Common stock	11,190	11,150	40	0%
Surplus	7,323	6,701	622	9%
Accumulated other
Comprehensive (loss) income, net of deferred income taxes	(518)	(67)	(451)	673%
Retained earnings	77,121	71,435	5,686	8%

	95,116	89,219	5,897	7%
Less common stock in treasury, at cost	(23,206)	(21,207)	(1,999)	9%

Total shareholders’ equity	71,910	68,012	3,898	6%

Total liabilities and shareholders’ equity	$663,551	$642,794	$20,757	3%

Outstanding standby letters of credit	$9,483	$8,646	$837	10%

Consolidated Statements of Income

	Quarter ended March 31 (unaudited) ($000 omitted*)		Change
	2005	2004	$	%
Interest income:
Interest and fees on loans	$8,354	$7,178	$1,176	16%
Interest on federal funds sold	25	18	7	39%
Interest on investment securities	284	247	37	15%
Dividend income	8	9	(1)	-11%

Total interest income	8,671	7,452	1,219	16%

Interest expense	1,303	1,083	220	20%

Net interest income	7,368	6,369	999	16%
Loan loss provision	187	187	0	0%

Net interest income after loan loss provision	7,181	6,182	999	16%

Other income:
Fees for trust services	2,610	2,554	56	2%
Loan Servicing and late fees	339	514	(175)	-34%
Other commissions and fees	54	67	(13)	-19%
Service charges on deposits	395	476	(81)	-17%
Gain on sale of loans	458	1,372	(914)	-67%
Gain on sale of MSR’s	—	1,073	(1,073)	-100%
Other operating income	558	518	40	8%

Total other income	4,414	6,574	(2,160)	-33%

Other expenses:
Salaries and employee benefits	4,648	5,123	(475)	-9%
Occupancy expense	1,016	941	75	8%
Other operating expenses	1,720	2,057	(337)	-16%

Total other expenses	7,384	8,121	(737)	-9%

Income before income taxes	4,211	4,635	(424)	-9%
Applicable income taxes	1,409	1,615	(206)	-13%

Net income	2,802	3,020	(218)	-7%

Earnings per common share	$0.33	$0.35	$(0.02)	-6%

Diluted earnings per common share	$0.32	$0.34	$(0.02)	-6%

Dividends declared per share	$0.10	$0.10	$0.000	0%

Weighted-average shares outstanding	8,591,622	8,643,205	(51,583)
Dilutive potential common shares	162,643	200,671	(38,028)

Adjusted weighted-average shares	8,754,265	8,843,876	(89,611)

*	Except for share and per share data